Elicio Therapeutics Reports First Quarter 2026 Financial Results and Provides Corporate Updates • In the ongoing Phase 2 AMPLIFY-7P study evaluating ELI-002 7P in patients with pancreatic ductal adenocarcinoma (“PDAC”), the event-driven primary disease-free survival (“DFS”) analysis is anticipated mid-year 2026 • The Company raised net proceeds of approximately $8.0 million in Q1 2026 and an additional $5.0 million in Q2 2026 to date, for aggregate net proceeds of approximately $13.0 million, through its established at-the-market program • Projected cash runway beyond the expected AMPLIFY-7P Phase 2 final DFS data BOSTON, May 11, 2026 — Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio” or the “Company”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today reported financial results for the quarter ended March 31, 2026, and provided recent corporate and clinical updates. “We remain focused on advancing the Phase 2 AMPLIFY-7P trial and anticipate reaching the event-driven primary DFS analysis of ELI-002 7P in post-resection KRAS-driven PDAC mid- year 2026,” said Robert Connelly, Chief Executive O[icer of Elicio. “We are encouraged by the durability of T-cell responses and clinical observations to date, supporting the potential of ELI-002 7P to favorably impact outcomes as monotherapy in the adjuvant PDAC setting. With our cash runway now expected to extend into Q4 2026, beyond the anticipated DFS readout, we believe we are well positioned to execute on this key milestone and further advance our amphiphile (“AMP”) platform in KRAS-mutant pancreatic cancer and other indications, with the goal of delivering meaningful long-term value for patients and shareholders.” Updates on the AMPLIFY-7P Phase 2 Trial • The event-driven primary DFS endpoint analysis for Elicio’s randomized Phase 2 AMPLIFY-7P trial in post-resection mKRAS PDAC is anticipated mid-year 2026 • Fewer disease progressions and deaths than projected to date have been observed in the ongoing 2:1 randomized Phase 2 AMPLIFY-7P trial • The Company remains blinded to the Phase 2 AMPLIFY-7P trial clinical e[icacy outcomes • Following completion of the primary DFS endpoint analysis, the Company plans to request an End-of-Phase 2 meeting with the U.S. Food and Drug Administration

(“FDA”) to align on the Phase 3 trial design for ELI-002 7P in resected mKRAS PDAC and to advance ELI-002 7P toward initiation of a registrational study First Quarter 2026 Financial Results R&D expenses were $6.8 million for the three months ended March 31, 2026, compared to $7.8 million for the three months ended March 31, 2025. The decrease in R&D expenses was primarily due to lower clinical trial costs as the Phase 2 study of ELI-002 7P continues and the patients moved out of the active dosing phase and into the follow up phase of the trial. G&A expenses were $3.8 million for the three months ended March 31, 2026, compared to $3.0 million for the three months ended March 31, 2025. The increase in G&A expenses was primarily due to increased Company headcount resulting in increased personnel costs and a slight increase in professional fees. Net loss was $11.8 million for the three months ended March 31, 2026, compared to $11.2 million for the three months ended March 31, 2025. Net loss for the three months ended March 31, 2026 includes $1.0 million of non-cash other expense primarily resulting from the change in fair value of the warrant liability. Net loss per share for the three months ended March 31, 2026 was $0.65, compared to $0.87 for the three months ended March 31, 2025. Cash and cash equivalents were $14.9 million as of March 31, 2026, compared to $18.6 million as of December 31, 2025. The Company raised net proceeds of $8.0 million in Q1 2026 and an additional $5.0 million in Q2 2026 to date, for aggregate net proceeds of approximately $13.0 million, through its established at-the-market program. The Company expects its current cash and cash equivalents to support planned operations into Q4 2026, beyond the anticipated AMPLIFY-7P Phase 2 event-driven DFS analysis expected mid-year 2026.

2026 2025 Operating expenses: Research and development $ 6,757 $ 7,778 General and administrative 3,845 2,958 Total operating expenses 10,602 10,736 Loss from operations (10,602) (10,736) Total other expense, net (1,221) (473) Net loss (11,823) (11,209) Other comprehensive gain: Foreign currency translation adjustment 5 31 Comprehensive loss $ (11,818) $ (11,178) Net loss per common share, basic and diluted $ (0.65) $ (0.87) Weighted average common shares and pre-funded warrants outstanding, basic and diluted 18,211,745 12,950,574 Condensed Consolidated Statements of Operations and Comprehensive Loss (in thousands, except share and per share amounts) (unaudited) Three Months Ended March 31 ELICIO THERAPEUTICS, INC.

ELICIO THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2026	December 31, 2025
Assets		
Cash and cash equivalents	$ 14,948	$ 18,563
Other current assets	1,252	748
Total current assets	16,200	19,311
Other assets	6,489	6,551
Total assets	**$ 22,689**	**$ 25,862**
Liabilities and stockholders' equity (deficit)		
Current liabilities	$ 7,229	$ 8,110
Long-term liabilities	16,897	16,116
Total liabilities	24,126	24,226
Total stockholders' equity (deficit)	(1,437)	1,636
Total liabilities and stockholders' equity (deficit)	**$ 22,689**	**$ 25,862**

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies for the treatment of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer immunotherapy space to develop effective, off-the-shelf immunotherapies. Elicio's AMP technology aims to enhance the education, activation and amplification of cancer-specific T cells relative to conventional immunotherapy strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio's ELI-002 7P lead program is an off-the-shelf immunotherapy candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. Elicio intends to expand ELI-002 7P clinical development not only for treatment in adjuvant PDAC, but also in neo-adjuvant and metastatic PDAC settings, and for other mKRAS-positive cancers. Off-the-shelf immunotherapy approaches have the potential benefits of low cost, rapid commercial scale manufacturing, and rapid availability of drug to patients especially in neo-adjuvant settings and for prophylaxis in high-risk patients, contrary to personalized immunotherapy approaches. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive PDAC who completed standard therapy but remain at high risk of relapse. ELI-002 also has been studied in patients with mKRAS-positive colorectal cancer (“CRC”) in Phase 1 studies. The updated AMPLIFY-201 Phase 1 data for PDAC and CRC was presented at the ESMO Immuno- Oncology Congress 2024 and included a 16.3-month median recurrence-free survival and 28.9-month median overall survival for the full study population. Elicio’s pipeline includes additional o[-the-shelf therapeutic cancer immunotherapy candidates, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com. About ELI-002 Elicio’s lead product candidate, ELI-002, is a structurally novel investigational AMP cancer immunotherapy that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with Elicio’s AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an o[-the-shelf subcutaneous administration. ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002. About the Amphiphile Platform Elicio’s proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. Elicio believes this site- specific delivery of disease-specific antigens, adjuvants and other immunomodulators may e[iciently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, Elicio observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. Elicio believes its AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies.

Elicio’s AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships. The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. Cautionary Note on Forward-Looking Statements Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding the su[iciency of Elicio’s current cash and cash equivalents to support planned operations into Q4 2026, beyond the anticipated AMPLIFY-7P Phase 2 event-driven primary DFS endpoint analysis anticipated mid-year 2026; Elicio’s planned clinical programs, including the timing and outcome of planned clinical trials; the timing of the expected event-driven primary DFS endpoint analysis of the Phase 2 AMPLIFY-7P trial anticipated mid-year 2026; the potential e[icacy of Elicio’s product candidates, including ELI-002 7P; the potential of Elicio’s product candidates, including ELI-002 7P, to favorably impact outcomes as monotherapy in the adjuvant PDAC setting; Elicio’s plan to request an End of Phase 2 meeting with the FDA to align on the Phase 3 trial design for ELI-002 7P and the potential outcome of such meeting, if granted; Elicio’s plans to advance ELI-002 7P toward initiation of a registrational study; the potential for future expansion of ELI-002 to other indications including, in neo- adjuvant and metastatic PDAC settings, and other mKRAS-positive cancers; the potential benefits and e[ectiveness of o[-the-shelf immunotherapy approaches; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed and actual results may di[er materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Elicio uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may di[er materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its anticipated cash runway, and ability to obtain the funding necessary to advance the development of ELI-002 7P and any other future product candidates, and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-002 7P; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the event-driven primary DFS endpoint analysis from the Phase 2 AMPLIFY-7P trial anticipated mid-year 2026; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing. New factors emerge from time to time, and it is not possible for Elicio to predict all such factors, nor can Elicio assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to di[er materially from those contained in any forward-looking statements. These risks are more fully discussed under the heading “Risk Factors” in Elicio’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 12, 2026, as updated by subsequent reports and other documents filed from time to time with the SEC. Forward- looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward- looking statements to reflect events or circumstances after the date of this release, except to the extent required by law. Investor Relations Contact Brian Ritchie LifeSci Advisors (212) 915-2578 britchie@lifesciadvisors.com